Exhibit 5.1

[Letterhead of O’Melveny & Myers LLP]

July 21, 2003

VIA EDGAR

Sirna Therapeutics, Inc.

2950 Wilderness Place

Boulder, CO 80301

Re:	Registration of Securities of Sirna

Therapeutics, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-1 of Sirna Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of subscription rights to purchase shares of the Company’s Common Stock, $0.01 par value per share, and the shares of Common Stock issuable upon exercise of such subscription rights having an aggregate offering price of up to $5,000,000 (the “Securities”). The Securities are being offered by the Company to holders of Common Stock as of the record date.

We are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Securities as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP